Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-14 of our reports dated November 15, 2007, relating to the financial statements and financial highlights of the Eaton Vance Municipals Trust, including Eaton Vance Florida Plus Municipals Fund, formerly Eaton Vance Florida Municipals Fund, and Eaton Vance National Fund (the "Funds") appearing in the Annual Reports on Form N-CSR of the Funds for the year ended September 30, 2007, and to the reference to us under the heading “Financial Highlights” in the Proxy Statement/Prospectus.

We also consent to the reference to us under “Experts” in the Proxy Statement/Prospectus which constitutes part of this Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts July 16, 2008